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                                                                   EXHIBIT 10.18

                             SECOND AMENDMENT TO THE
                              AMENDED AND RESTATED
                           2000 NON-EMPLOYEE DIRECTORS
                                   STOCK PLAN

         This Second Amendment to the Amended and Restated 2000 Non-Employee Directors Stock Plan dated October 23, 2003 (the "AMENDMENT"), hereby amends the Amended and Restated 2000 Non-Employee Directors Plan (the "PLAN") as follows:

1. AMENDMENT TO SECTION 4.2(a). Section 4.2(a) is hereby amended and restated in its entirety to read as follows:

         "The Committee shall, subject to the applicable limits of the Plan, automatically grant each Eligible Director, upon being elected or appointed to the Board, an option to purchase shares of Common Stock equal to the Initial Option Grant Amount (the "INITIAL OPTIONS"). For purposes of this Section 4.2(a), the Initial Option Grant Amount shall be equal to the number of shares of Common Stock, up to 25,000 shares, which is fixed from time to time, up to this limit, by resolution of the Committee."

2. AMENDMENT TO SECTION 4.4(a). Section 4.4(a) is hereby amended and restated in its entirety to read as follows:

         "Subject to Section 4.4(b), 4.6 and 6.6, each option granted under this Plan prior to October 23, 2003 and each option granted under the Plan on or after October 23, 2003 other than Initial Options shall be fully vested and exercisable on the date of grant; provided, however, that the underlying shares of Common Stock may not be sold within the first six months of the date of grant. Subject to Section 4.4(b), 4.6 and 6.6, Initial Options granted on or after October 23, 2003 shall vest and become exercisable in periodic installments as follows: 1/3rd shall vest and become exercisable on the date of grant, 1/3rd shall vest and become exercisable on the first anniversary of the date of grant, and 1/3rd shall vest and become exercisable on the second anniversary of the date of grant; provided that the underlying shares of Common Stock relating to the Initial Options may not be sold within the first six months of the date of grant.

3. AMENDMENT TO SECTION 4.6. Section 4.6 is hereby amended to add the following provision to the end thereof:

         "Notwithstanding the foregoing, for Initial Options granted after October 23, 2003, unvested options shall terminate immediately upon the holder's Termination of Directorship, provided that this immediate termination of such unvested options shall not apply if such holder's Termination of Directorship occurs due to the director's death or disability, occurs due to the failure of the director to be reelected at an annual meeting of stockholders after being

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         nominated by the Board for reelection or occurs in connection with a
         Change of Control."

4. LIMITATION ON AMENDMENT. This Amendment was approved by the Board in accordance with Section 6.5 and does not require approval of the stockholders of the Company. Except as expressly provided in this Amendment, no terms or provisions of the Plan are modified or changed and the terms and provision of the Plan, as amended by this Amendment, shall continue in full force and effect.

5. CAPITALIZED TERMS. Capitalized Terms not defined herein shall have the meanings ascribed to them in the Plan.